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                                                                      EXHIBIT 22

                              LIST OF SUBSIDIARIES

         Compliance Systems International
         Air Purator Corporation
         U.S. Facilities Management Company, Inc.
         Hoosier Environmental Facilities Management Company
         Cactus Environmental Facilities Management Company